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                                                                EXHIBIT 11(a)


                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in this Post-Effective Amendment No. 36 to the Registration Statement of the Parkstone Group of Funds on Form N-1A (File No. 33-13283) of our report dated August 25, 1997 on our audits of the financial statements and financial highlights of the Parkstone Group of Funds (comprising, respectively, the Prime Obligations Fund, the U.S. Government Obligations Fund, the Tax-Free Fund, the Treasury Fund, the Small Capitalization Fund, the Mid Capitalization Fund, (formerly the Equity Fund), the Large Capitalization Fund, the International Discovery Fund, the Limited Maturity Bond Fund, the Intermediate Government Obligations Fund, the U.S. Government Income Fund, the Bond Fund, the Municipal Bond Fund, the Michigan Municipal Bond Fund, the Conservative Allocation Fund, the Balanced Allocation Fund, the Aggressive Allocation Fund, and the Equity Income Fund (formerly the High Income Equity Fund)) as of June 30, 1997 and for the periods then ended referred to in our report. We also consent to the references to our firm under the caption "Financial Highlights" in the Prospectuses for Investor A Shares, Investor B Shares, Investor C Shares, and Institutional Shares and under the captions "Independent Auditors" and "Financial Statements" in the Statement of Additional Information in this Post-Effective Amendment No. 36 to the Registration Statement of the Parkstone Group of Funds on Form N-1A (File No. 33-13283).


                                        COOPERS & LYBRAND L.L.P.

Columbus, Ohio
September 30, 1997